Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Prospectus Summary – Summary Consolidated Financial Information”, “Selected Consolidated Financial Data”, and “Experts” and to the use of our report dated April 18, 2007 on the consolidated financial statements of Narrowstep Inc., included in Amendment No. 1 to the Registration Statement (Form SB-2 No. 333-145900) and related Prospectus of Narrowstep Inc. for the registration of 42,040,000 shares of its common stock and 22,726,400 shares of common stock issuable upon the exercise of warrants and options.

/s/  Rothstein, Kass & Company, P.C.

Roseland, New Jersey
November 8, 2007